EXHIBIT 99.1

[EpiCept Corporation logo]

CONTACTS

EpiCept Corporation
Bob Cook
Tel: (201) 894-8980
rcook@epicept.com
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Feinstein Kean Healthcare
Lev Janashvili
(617) 761-6731
lev.janashvili@fkhealth.com
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         EPICEPT CORPORATION COMPLETES MERGER WITH MAXIM PHARMACEUTICALS

TRANSACTION HIGHLIGHTS

o Creates a balanced portfolio of late-stage to early-stage product candidates for the treatment of pain and cancer.

o The combined portfolio includes one product candidate targeted for 2006 registration in Europe, three products in advanced development, three products in Phase II, one in Phase I and one expected to enter Phase I in 2006.

o The company has validating partnerships with Endo Pharmaceuticals, Adolor Corporation and Myriad Genetics.

o The company's discovery "engine" for inhibiting apoptosis is intended to drive a stream of additional product candidates for licensing or internal development.

o EpiCept Corporation becomes a public company listed on the Nasdaq National Market system.

Englewood Cliffs, NJ - January 4, 2006 - EpiCept Corporation (Nasdaq: EPCT) announced today that it has completed its merger with Maxim Pharmaceuticals, Inc.

The new company, which retains the name EpiCept Corporation, combines a relatively low-risk product portfolio of commercially promising topical pain therapies with the upside potential of a late-stage cancer product and the biopharmaceutical discovery capabilities for apoptosis inducers designed to address unmet medical needs in oncology and other serious conditions.


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EpiCept will begin trading on the Nasdaq National Market system under the symbol
"EPCT" on January 5, 2006. Maxim's ticker symbol "MAXM" has been deactivated on both the Nasdaq and the Stockholm exchange. EpiCept has applied for listing on the Stockholm Exchange. The company expects that trading on the Stockholm Exchange should begin next week.

"This transaction creates a dynamic specialty pharmaceutical company with a balanced portfolio of product candidates to treat pain and certain types of cancer," said Jack Talley, CEO of EpiCept. "Our candidates span the spectrum of drug development, and the breadth and quality of the portfolio reduces EpiCept's dependence on the success of any one blockbuster product candidate. As a result, we believe we can retain the potential of our portfolio and reduce our development risk. Several of our products are partnered with respected industry participants, further reducing development risks, while we continue to focus on new product candidates for internal development and commercialization."

"EpiCept's lead analgesic candidates provide topical delivery of FDA-approved products," Talley continued. "This focus is designed to eliminate risks inherent in systemic circulation, reduce side effects, minimize drug interactions, raise barriers to entry for generics, lower development costs and risks, and potentially accelerate time-to-market."

MERGER DETAILS

EpiCept has issued shares of its common stock to Maxim Pharmaceuticals stockholders in exchange for all of the outstanding shares of Maxim. EpiCept's stockholders retained approximately 72 percent ownership of the combined company and former Maxim stockholders received approximately 28 percent, calculated on a fully-diluted basis at the closing of the merger. The exchange ratio is 0.203969 of an EpiCept share for each Maxim share.

Wachovia Securities served as financial advisor and Weil, Gotshal & Manges LLP served as legal advisor to EpiCept Corporation in the transaction.

CONFERENCE CALL

EpiCept's management will hold a conference call to discuss the closing of the merger with Maxim Pharmaceuticals and to outline its vision for the new company.

     o    Date: Thursday, January 5, 2006

     o    Time: 8:30 a.m. Eastern Time

     o    Dial in: 800-498-5196 (U.S. participants)
                   973-409-9254 (International participants)

     o    Replay: 877-519-4471 (U.S. participants)
                  973-341-3080 (International participants)

           The replay will be available for a week after the end of the conference call. Access code: 6888376

     o    Webcast link:
          http://w.on24.com/r.htm?e=19030&s=1&k=2D3CB466B236C4271AF4187E9CA1D99A
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ABOUT EPICEPT CORPORATION

EpiCept is an emerging pharmaceutical company focused on unmet needs in the treatment of pain and cancer. The company has a staged portfolio with several pain therapies in late-stage clinical trials, and a lead oncology compound (for
AML) with demonstrated efficacy in a Phase III trial; the compound is intended for commercialization in Europe. EpiCept is based in New Jersey, and the company's R&D team in San Diego is pursuing a drug discovery program focused on novel approaches to apoptosis.

FORWARD LOOKING STATEMENTS

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the transaction, the efficacy, safety, and intended utilization of EpiCept's product candidates, the conduct and results of future clinical trials, and plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that EpiCept may not receive the anticipated benefits from the Merger with Maxim, the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risk that EpiCept will not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "targeted," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed in EpiCept's periodic reports and other filings with the SEC.

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